Cohen Fund Audit Services, Ltd. 1350 Euclid Ave., Suite 800 Cleveland, OH 44115-1877	216.649.1700 216.579.0111 fax
www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated June 25, 2012, on the financial statements of Aviemore Funds, comprising the ETF Market Opportunity Fund, as of April 30, 2012, and for the periods indicated therein and to the references to our firm in the prospectus in this Post-Effective Amendment to Stadion Investment Trust’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
March 27, 2013

Registered with the Public Company Accounting Oversight Board